                                                                   EXHIBIT 10.29

              EXECUTIVE SEVERANCE - SENIOR/EXECUTIVE VICE PRESIDENT

As a Senior Vice President or Executive Vice President, you are entitled to severance benefits in the event your employment with Biogen Idec is terminated by Biogen Idec other than for cause. The severance benefits will be comprised of
(i) a lump sum payment and (ii) upon completion of the appropriate forms, continuation of your participation in Biogen Idec's group medical and dental insurance plans. The lump sum payment, equivalent to at least nine months of annual base salary and a prorated portion of your target annual performance bonus, will be calculated as follows:

                      [9 + (A x 2)] x B = lump sum payment

where: A is number of full years of service with Biogen Idec, but (A x 2) not more than 9
       B is monthly annual compensation (i.e., one-twelfth of sum of annual base salary plus target annual performance bonus modified by your most recent individual performance incentive factor).

The lump sum payment (less state and federal income and welfare taxes and other mandatory deductions under applicable laws) will be paid to you promptly following the later of (i) the termination of your employment with Biogen Idec and (ii) the effective date of a general release in favor of Biogen Idec (see below). Your participation in Biogen Idec's group medical and dental insurance plans will continue until the earlier of (x) the date you become eligible to participate in the medical and dental insurance plans of a third party employer or (y) the date that is [9 + (A x 2)] months following the termination of your employment with Biogen Idec; and only to the same extent such insurance is then provided to regular employees of Biogen Idec (including payment by you of a portion of the insurance premiums). For example:

         If your employment with Biogen Idec is terminated after two months, you will receive a lump sum payment equal to nine months of your monthly annual compensation and continue to participate in Biogen Idec's group medical and dental plans for nine months, unless you become eligible to participate in a third party employer's medical and dental plans before that date.

         If your employment with Biogen Idec is terminated after five years, you will receive a lump sum payment equal to 18 months of your monthly annual compensation and continue to participate in Biogen Idec's group medical and dental plans for 18 months, unless you become eligible to participate in a third party employer's medical and dental plans before that date.

For purposes of the severance arrangement, "cause" means (i) your engagement in misconduct that is injurious to Biogen Idec, monetarily or otherwise, (ii) your conviction of a felony by a court of competent jurisdiction, (iii) your commission of any act of fraud or embezzlement relating to the property of Biogen Idec, or (iv) your material violation of any obligations of confidentiality, nondisclosure and non-competition owed to Biogen Idec.

Payment and provision of the severance benefits described above are conditioned on your execution of a general release in favor of Biogen Idec, in form and substance reasonably acceptable to Biogen Idec, in respect of any and all claims relating to your employment and the termination of your employment with Biogen Idec. If you retire or terminate your employment with Biogen Idec or Biogen Idec terminates your employment for cause or you do not provide the requisite general release, then you shall not be entitled to receive the severance benefits described above.